Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-258593) and Form S-8 (No. 333-246338 and 333-256430) of Mediaco Holding Inc. of our report dated May 3, 2024, except for additional disclosures made in preparation for an SEC filing discussed in Note 2 to the consolidated financial statements, as to which the date is July 2, 2024, relating to the consolidated financial statements of Estrella Broadcasting, Inc. which appears in this Current Report on Form 8-K/A.

/s/ BDO USA, P.C.
Los Angeles, California

July 3, 2024